SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                November 12, 1997



                           DIGITAL DATA NETWORKS, INC.
             (Exact name of registrant as specified in its charter)




      Washington                   0-27704                     91-1426372
(State of Incorporation)     (Commission File No.)        (I.R.S. Employer
                                                          Identification Number)


                          3102 Maple Avenue, Suite 230
                               Dallas, Texas 75201
                    (Address of principal executive offices)


                                 (214) 969-7200
              (Registrant's telephone number, including area code)

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ITEM 5.  Other Events.

         1. In August 1997, Richard Rutkowski resigned from the Company's board of directors, and in September 1997, Stephen Willey resigned from the Company's board of directors. Subsequent to these resignations, Jerry L. Smith and Robert
F. Hussey have been appointed to fill these vacancies until the Company's next Annual Meeting, at which time the Company's shareholders will elect its directors.

            Mr. Robert Hussey is currently a director of IVEX Corporation and York Hannover Health Care, Inc. (Nasdaq-YHHC), as well as on the board of advisors for Kaufmann Fund and Argentum Capital Partners, I and II. Mr. Hussey was previously the President and CEO of MetroVision of North America, Inc. (Nasdaq-MVTV), a niche cable television company with operations in San Francisco, Boston, Philadelphia and New York, from February 1991 until April 1997, when it merged with York Hannover Health Care, Inc. Prior to MetroVision, Mr. Hussey was the founder, President and CEO of POP Radio Corp. (Nasdaq-POPX), the country's largest site-based radio network, which was later acquired by Heritage Media.

            Mr. Jerry Smith is the President and majority owner of Gateway Group, Inc., a merger, acquisition and investment banking firm specializing in the sale of manufacturing, distribution and service companies in the $3 million to $30 million range, since 1985. He is also the President of Bio-Preserve International Corporation (OTC BB-BIPN), which is engaged in the research and development of organ preservation device technology. In addition to his involvement with Gateway Group and Bio-Preserve International, Mr. Smith is the Managing Member of Abacus Capital, L.L.C., a private buy-out investment firm. From 1982 to 1985, Mr. Smith was manager of We Sell Businesses, Inc., a franchised business brokerage office. In the twenty years prior to 1982, Mr. Smith owned and operated several different retail, distribution and manufacturing companies. He is a founding director of the Western Washington Youth Foundation and is a Seattle Pacific University Fellow.

         2. In September 1997, the Company's board of directors determined that it was in the best interests of its shareholders to have Cyber America Corporation ("Cyber America"), one of its wholly owned subsidiaries, cease operations, due to the fact that Cyber America had been unable to approach profitability.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                DIGITAL DATA NETWORKS, INC.

Date:   November 11, 1997                  By:  /s/  Donald B. Scott, Jr.
                                                --------------------------
                                                Donald B. Scott, Jr., President